Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166291 on Form S-3ASR and Registration Statement Nos. 333-178572, 333-155449 and 333-89154 on Form S-8 of our reports dated February 25, 2013, relating to the consolidated financial statements and financial statement schedules of Advance Auto Parts, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended December 29, 2012.

/s/ Deloitte & Touche LLP

Richmond, Virginia
February 25, 2013